                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
             PURSUANT TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO.     )(1)



                                   Aware, Inc.
             -------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
             -------------------------------------------------------
                         (Title of Class of Securities)


                                   05453N-10-0
             -------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2003(2)
             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      Rule 13d-1(b)

[x]   Rule 13d-1(c)

      Rule 13d-1(d)


--------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(2) On February 4, 2003, John S. Stafford, Jr. acquired shares of the Issuer such that he beneficially owned on such date a total of 1,148,812 shares of common stock of the Issuer, or 5.1% of the outstanding shares of that class. Mr. Stafford had sole voting power and sole dispositive power over the 1,148,812 shares. On March 19, 2003, Mr. Stafford acquired additional shares of the Issuer such the he beneficially owned on such date a total 2,358,066 shares of common stock of the Issuer, or 10.4% of the outstanding shares of that class. Mr. Stafford had sole voting power and sole dispositive power over the 2,358,066 shares. The remainder of this Schedule 13G reflects Mr. Stafford's ownership as of December 31, 2003.

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CUSIP No. 05453N-10-0                    13G                   Page 2 of 6 Pages
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 1     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       John S. Stafford, Jr.
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
       (a)~
       (b)~

--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.
--------------------------------------------------------------------------------
    NUMBER OF          5     SOLE VOTING POWER
     SHARES                  2,531,524
  BENEFICIALLY         ---------------------------------------------------------
    OWNED BY           6     SHARED VOTING POWER
      EACH                   0
    REPORTING          ---------------------------------------------------------
   PERSON WITH         7     SOLE DISPOSITIVE POWER
                             2,531,524
                       ---------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER
                             0
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       2,531,524
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*    ~
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11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       11.1%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON *

       IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).   NAME OF ISSUER:

             Aware, Inc.


ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             40 Middlesex Turnpike
             Bedford, MA   01730

ITEM 2(A).   NAME OF PERSON FILING:

             John S. Stafford, Jr.

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             230 S. LaSalle Street, Suite 688
             Chicago, IL  60604-1408

ITEM 2(C).   CITIZENSHIP:

             U.S.A.

ITEM 2(D).   TITLE OF CLASS OF SECURITIES:

             Common Stock, $0.01 par value per share

ITEM 2(E).   CUSIP NUMBER:

             05453N-10-0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A: N/A.

          (a)  ~    Broker or dealer registered under Section 15 of the
                    Exchange Act.

          (b)  ~    Bank as defined in Section 3(a)(6) of the Exchange Act.

          (c)  ~    Insurance Company as defined in Section 3(a)(19) of the
                    Exchange Act.

          (d)  ~     An investment company registered under Section 8 of the
                    Investment Company Act.

          (e)  ~    An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E).

          (f)  ~    An employee benefit plan or endowment fund in accordance
                    with Rule 13d-1(b)(1)(ii)(F).

          (g)  ~    A parent holding company or control person in accordance
                    with Rule 13d-1(b)(1)(ii)(G).

          (h)  ~    A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act.

          (i)  ~    A church plan that is excluded from the definition of an
                    investment company under Section 3(c)(14) of the Investment
                    Company Act.

          (j)  ~    Group, in accordance with Rule 13d-1(b)(l)(ii)(J).

ITEM 4.      OWNERSHIP.

          (a)       Amount beneficially owned: 2,531,524 shares
                                               ----------------

          (b)       Percent of class: 11.1%
                                      ----

          (c)       Number of shares as to which such person has:

               (i)    Sole power to vote or to direct the vote
                      2,531,524
                      -------------------------------


               (ii)   Shared power to vote or to direct the vote
                      0
                      -------------------------------


               (iii) Sole power to dispose or to direct the disposition of 2,531,524
                      -------------------------------


               (iv)   Shared power to dispose or to direct the disposition of
                      0
                      -------------------------------



ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             Not applicable

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             Not applicable

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not applicable

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not applicable

ITEM 10.     CERTIFICATIONS.

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                February 13, 2004
                                ------------------------------------------------
                                (Date)



                                /s/ John S. Stafford, Jr.
                                ------------------------------------------------
                                (Signature)



                                John S. Stafford, Jr.
                                ------------------------------------------------
                                (Name/Title)